Exhibit 4.2
Instructions for Completing and Adopting
Volume Submitter Defined Contribution Plan
HEART (Notice 2010-15) and WRERA Compliance Amendment Election Form
          1. This Compliance Amendment may only by used by Plan Sponsors who have adopted the EGTRRA-compliant version of volume submitter specimen plan M580395a.
          2. This Amendment is intended to comply with IRS rules for good faith compliance amendments. Adoption of this Amendment will not remove the Plan from volume submitter status. This Amendment may be relied upon to comply the Plan with the requirements of the Heroes Earnings Assistance and Relief Tax Act of 2008, as interpreted by Notice 2010-15, (“HEART”) and the Worker, Retiree, and Employer Recovery Act of 2008 and applicable guidance (“WRERA”). To the extent applicable, the Plan must be administered in accordance with the provisions of this Amendment.
          3. This Amendment consists of 2 parts: The attached Amendment Election Form, through which the Plan Sponsor elects among optional provisions available under HEART and WRERA, and an Appendix to the Plan that will incorporate the elections made by the Plan Sponsor and provide the technical compliance language. Execution of the Amendment Election Form by the Plan Sponsor effects amendment of the Plan for purposes of interim, good faith compliance, so no further action beyond sending the completed and executed Amendment Election Form to the document provider is required of the Plan Sponsor.
          4. To complete and adopt this Amendment, the Plan Sponsor must (1) fill in any applicable effective dates, (2) select among the available options, and (3) execute the completed Amendment Election Form on or before the last day of the first Plan Year beginning on or after January 1, 2010 (2012 for governmental plans). Thus, if the Plan Year is the calendar year, the Amendment Election Form must be executed on or before December 31, 2010 (2012 for governmental plans). The Plan Sponsor must return the completed and executed Amendment Election Form to the document provider so that the Compliance Appendix can be prepared.
Please Note: The provisions of this Compliance Amendment reflect legal changes that may be applied retroactively. The elections in the Election Form should reflect how the plan is being administered and the effective dates of any optional changes.
This amendment may be used with governmental or non-electing church plans that are based on or have adopted the volume submitter plan.
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PPA Compliance Amendment Election Form

HEART (Notice 2010-15) Compliance
Amendment Election Form
For
NCI 401(k) Profit Sharing Plan
This HEART (Notice 2010-15) and WRERA Compliance Amendment Election Form, together with the HEART (Notice 2010-15) and WRERA Compliance Appendix, is adopted by the Plan Sponsor to comply with the provisions of the Heroes Earnings Assistance and Relief Tax Act of 2008, including guidance provided in Notice 2010-15, (“HEART”) and the Worker, Retiree, and Employer Recovery Act of 2008 and applicable guidance (“WRERA”) (collectively the “legislative changes”). Substantive provisions of the legislative changes for which options are available under the Volume Submitter specimen plan shall be administered in accordance with the elections contained in this Election Form and shall be reflected in the HEART (Notice 2010-15) and WRERA Compliance Appendix.
This HEART (Notice 2010-15) and WRERA Compliance Amendment is intended to comply in good faith with the requirements of the legislative changes and is to be construed in accordance with the legislative changes and any guidance issued thereunder.
Square brackets ☐ indicate a provision that may be selected independently. Round brackets ☐ indicate a series of alternative provisions only one of which may be selected.
PLAN SPONSOR ELECTIONS — HEART
I	OPTIONAL: Determination of Amount of Employee Contributions and/or Match for Participant who Becomes Disabled While Engaged in Qualified Military Service (Note: This provision is optional, however, this provision should be completed if a previous election was made in Item XIV of the PPA, HEART and WRERA Amendment to make contributions for participants who become disabled while engaged in qualified military service.)
a.	☐ A disabled participant is permitted to make 401(k) and/or after-tax contributions to the plan for his period of military leave up to the amount he would have been permitted to make if he had actually returned to employment following military leave. (Optional)

b.	☐ For purposes of determining the amount of the matching contribution to be made to the account of a participant who becomes disabled while performing qualified military service (Optional, but must select this provision and ONE of the three options below if 1) the plan will make contributions for participants who become disabled while performing qualified military service and 2) the plan provides for matching contributions):
1.	☐ the participant will be deemed to have made 401(k) contributions and/or after-tax contributions (as applicable under the plan) equal to the participant’s average actual 401(k) contributions and/or after-tax contributions (as applicable) for (a) the 12-consecutive-month period of service with his employer immediately preceding his period of qualified military service or (b), if the participant has fewer than 12 months of service with his employer prior to such military service, his actual length of continuous service with the employer prior to such military service.

2.	☐ the participant is permitted to make contributions to the plan up to the amount that would have been permitted if he had actually returned to employment and the match will be made only on the basis of the participant’s actual contributions.
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PPA Compliance Amendment Election Form

(This option is only available if option a., permitting disabled participants to make 401(k) and/or after-tax contributions to the plan, is selected above.)
3.	☐ the participant is permitted to make contributions to the plan up to the amount that would have been permitted if he had actually returned to employment and the match will be made based on the greater of (a) the participant’s actual contributions or (b) the participant’s average actual 401(k) contributions and/or after-tax contributions (as applicable) for (i) the 12-consecutive-month period of service with his employer immediately preceding his period of qualified military service or (ii), if the participant has fewer than 12 months of service with his employer prior to such military service, his actual length of continuous service with the employer prior to such military service. (This option is only available if option a., permitting disabled participants to make 401(k) and/or after-tax contributions to the plan, is selected above.)
Effective date: This provision is effective as of the effective date specified in the PPA election form for the making of contributions on behalf of participants who become disabled while engaged in qualified military service.
II	OPTIONAL: Vesting Service Credit for Period of Qualified Military Service Upon Disability:
☐	Vesting service will be credited to a participant who becomes disabled while performing qualified military service and cannot return to work with an employer as if the participant returned to employment immediately prior to his date of disability.
Effective date: This provision is effective for disabilities occurring on or after January 1, 2007, unless a later effective date is specified below.
☐	Later effective date: .
III	OPTIONAL: Permit Distribution to Participants who Have a Deemed Severance from Employment Due to Military Service Exceeding 30 Days:
☐	A participant who is absent from employment to perform service in the uniformed services may elect distribution of his 401(k) contributions due to his deemed severance from employment under Code Section 414(u)(12)(B). (Note: If such participant returns to employment after receiving distribution hereunder, his elective contributions and employee contributions under the plan (and any other plan maintained by the employer) must be suspended for 6 months from the date of distribution.)
☐	Such a participant may also elect distribution of any QNECs, QMACs, and safe harbor contributions held in his account.

☐	Distributions on deemed severance from employment are subject to any withdrawal restrictions (e.g., further withdrawals are suspended for a specified period of time) specified in plan.
Effective date: This provision is effective for years beginning after December 31, 2008, unless a later effective date is specified below.
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PPA Compliance Amendment Election Form

☐	Later effective date: .
PLAN SPONSOR ELECTIONS — WRERA
IV	REQUIRED: Required Minimum Distributions Suspended for 2009:

Unless otherwise provided below, minimum distributions required under Code Section 401(a)(9) (“mrds”) for the 2009 calendar year were only paid to a participant if the participant requested payment.
☐	The plan handled 2009 mrds differently from the method specified above (select one)
☐	All 2009 mrds were paid unless the participant elected otherwise.

☐	The plan did not provide for suspension of 2009 mrds.
Effective date: This provision was effective for minimum payments made for the 2009 calendar year. (Note: A minimum payment that was made in 2009, but was attributable to the 2008 calendar year (i.e., the participant retired or reached age 70 1/2 in 2008, but payment of the 2008 minimum was not made until 2009), may not be postponed hereunder.)
V	OPTIONAL: Participants May Make Direct Rollover of Required Minimum Distributions for 2009:
☑	A participant may elect to make a direct rollover of the portion of any distribution from the plan that is a 2009 mrd.
☑	The direct rollover option for 2009 mrds applies only if the mrd is part of a larger distribution that is an eligible rollover distribution without regard to the special rules applicable to 2009 mrds.
Effective date: This provision was effective for minimum payments made for the 2009 calendar year. (Note: A minimum payment that was made in 2009, but was attributable to the 2008 calendar year (i.e., the participant retired or reached age 70 1/2 in 2008, but payment of the 2008 minimum was not made until 2009), may not be rolled over.)
* * *
     EXECUTED AT Houston, Texas, this 10th day of December, 2010.

By:	/s/ Rick Morrow
Title: Vice President, Human Resources
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PPA Compliance Amendment Election Form

COMPLIANCE WITH HEART
I.	Contributions for Period of Qualified Military Service Upon Disability (Optional Provision): Notice 2010-15 clarified that a plan has various options for calculating the amount of match made on behalf of a participant who becomes disabled while engaged in qualified military service. The match may be calculated based on imputed contributions equal to the participant’s average actual 401(k) contributions and/or after-tax contributions (as applicable) for (a) the 12-consecutive-month period of service with his employer immediately preceding his period of qualified military service or (b), if the participant has fewer than 12 months of service with his employer prior to such military service, his actual length of continuous service with the employer prior to such military service. (The same way the match is calculated for participants who die while on qualified military leave.) Alternatively, the plan may require a disabled participant to make his own contributions to the plan, as if he had returned to employment, and base the amount of the match on the participant’s contributions.

Effective Date: This provision may be applied to disabilities occurring on or after January 1, 2007.

II.	Vesting Service Credit for Period of Qualified Military Service Upon Disability (Optional Provision): Notice 2010-15 makes it clear that a plan may, but is not required to, credit vesting service to a participant who becomes disabled while engaged in qualified military service as if the participant had returned to employment immediately prior to the date he became disabled and terminated employment on his disability date.

Effective Date: This provision may be applied to disabilities occurring on or after January 1, 2007.

III.	Permit Distribution to Participants who Have a Deemed Severance from Employment Due to Military Service Exceeding 30 Days (Optional Provision): HEART provided that though a participant who is absent from employment due to military service exceeding 30 days must be treated as if he continued in employment for certain plan purposes (e.g., treatment of differential pay), he may be treated as if he had incurred a severance from employment for distribution purposes. If a participant absent because of military leave receives distribution under this provision and returns to employment, his employee contributions and elective contributions under all plans maintained by the employer must be suspended for 6 months from the date of the distribution.

Notice 2010-15 made it clear that provision for distribution upon a deemed severance from employment due to military leave is an optional plan provision, not a requirement. Notice 2010-15 also clarified how a “deemed severance” distribution interacts with a “qualified reservist” distribution, as provided under PPA (as modified by HEART)*. If the plan provides for “deemed severance” distributions, a participant who receives such a distribution that also meets the requirements for a “qualified reservist” distribution is not subject to the 10% early distribution tax under Code Section 72(t). In addition, if the participant is reemployed, his elective contributions and employee contributions are not subject to the mandatory suspension rules otherwise applicable to “deemed severance” distributions.

Effective Date: This provision is applicable to years beginning after December 31, 2008.

*A “qualified reservist” distribution is a withdrawal of elective 401(k) contributions by a participant who is a member of a reserve component and who is ordered or called to active duty after September 11, 2001 for a period of more than 179 days, or for an indefinite period. The withdrawal must be made during the period beginning on the date of his order or call to active duty and ending on the close of his active duty period.
COMPLIANCE WITH WRERA
IV.	Required Minimum Distributions Suspended for 2009 (Required Provision): The WRERA permits a plan to suspend minimum required distributions under Code Section 401(a)(9) for 2009. The suspension includes the first minimum payment for a participant who retires or reaches age 70 1/2 in 2009, even though such payment is not required to be made until April 1, 2010. The suspension does not include any minimum
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PPA Compliance Amendment Election Form

payment made in 2009 that is attributable to the 2008 calendar year (i.e., the participant retired or reached age 70 1/2 in 2008, but the minimum distribution for 2008 is not made until 2009). If a beneficiary is receiving payments subject to the 5-year rule (full payment must be made within 5 years of the participant’s death), the 5-year period may be determined without taking 2009 into account, thereby extending the maximum distribution period to 6 years.

Effective Date: This provision may be made effective for minimum payments made for the 2009 calendar year.

V.	Participants May Make Direct Rollover of Required Minimum Distributions for 2009 (Optional Provision): The WRERA permits a plan to provide for direct rollover of any minimum distribution made from the plan for 2009. This includes the first minimum payment for a participant who retires or reaches age 70 1/2 in 2009, even though such payment is not required to be made until April 1, 2010. This does not include any minimum payment made in 2009 that is attributable to the 2008 calendar year (i.e., the participant retired or reached age 70 1/2 in 2008, but the minimum distribution for 2008 is not made until 2009).

Although a plan may provide for direct rollover of these amounts, these amounts are not required to be described in the rollover notice and are not subject to the 20% mandatory withholding requirement applicable to eligible rollover distributions that are not rolled over.

Effective Date: This provision may be made effective for minimum payments made for the 2009 calendar year.
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PPA Compliance Amendment Election Form